Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement is effective as of April 21, 2026 (the “Effective Date”) by and between Trump Media & Technology Group Corp (the “Company”), a Florida corporation, and Kevin McGurn (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently engaged to provide certain services to the Company in the capacity of an independent contractor pursuant to the Second Statement of Work by and between the Company and Executive, dated February 14, 2025 (the “Consulting Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to secure the services of the Executive for the Period of Employment (as defined in Section 3.1 below) and upon the terms provided in this Agreement;

WHEREAS, the Company contemplates conducting a search for a permanent Chief Executive Officer of the Company, for which the Executive shall be a candidate;

WHEREAS, the parties contemplate that this Agreement may be replaced and/or amended should Executive be selected for such position during or following the Period of Employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment, subject to the terms and conditions provided in this Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

The Executive agrees to serve on an interim basis as the Company’s Chief Executive Officer reporting directly to the Board and to be responsible for the duties and responsibilities commonly attributed to such positions and as assigned to the Executive from time to time by the Board. The Executive also agrees to serve during the Period of Employment as an officer and director of any subsidiary, affiliate, or parent corporation (the “Affiliates”) of the Company which the Board feels is appropriate. The Executive’s primary work location will be the Company’s headquarters in Sarasota, Florida.

SECTION III
TERMS AND DUTIES

3.1. Period of Employment

3.1.1.  The Executive’s employment shall commence on the Effective Date and shall end nine (9) months thereafter (the “Initial Period”), unless sooner terminated as provided herein or extended on a month-to-month basis after such Initial Period as requested by the Company in writing (the “Period of Employment”). The Period of Employment shall end upon the effective date of the termination of the Executive’s employment (the “Date of Termination”).

3.1.2.  The parties agree that the Consulting Agreement, and the Executive’s engagement by the Company as an independent contractor thereunder, shall automatically terminate on the Effective Date, and the Company shall have no further obligation to the Executive under the Consulting Agreement except for payment of any consultant fees and expenses, in each case that have accrued prior to such termination in accordance with the Consulting Agreement and Company policies but that have not yet been paid as of the Effective Date.

3.2. Duties

The Executive shall serve under the direct direction of the Board and shall exercise all duties commonly performed by an executive of a publicly traded company with the same or a comparable position. The Executive shall comply with all applicable laws and regulations, as well as all applicable Company policies and procedures (as may be implemented and modified by the Company from time to time), and shall faithfully serve the best interests of the Company and its Affiliates during the Period of Employment. During the Period of Employment and except for illness, incapacity, reasonable vacation and holiday periods, the Executive shall devote substantially all the Executive’s business time, attention and skill to the business and affairs of the Company and its Affiliates. This provision shall not prohibit Executive from engaging in charitable, civic or industry activities or managing personal investments, so long as such activities do not (a) conflict with the interests of the Company, (b) interfere with the proper and efficient performance of the Executive’s duties or obligations set forth in this Agreement and the Confidentiality Agreement (defined below), or (c) interfere with the exercise of Executive’s judgment with respect to the Company’s and its Affiliates’ best interests (each a “Conflicted Activity”). Notwithstanding the foregoing, the Company confirms that the Executive will be permitted to continue engaging in the Executive’s currently existing responsibilities with the following entities (i) set forth in Exhibit A (the “Approved Outside Activities”); provided, however, the Executive will only be permitted to engage in the Approved Outside Activities to the extent such activities do not materially interfere with Executive’s ability to perform his duties as Chief Executive Officer or constitute a Conflicted Activity; provided, further, the Executive agrees to use reasonable best efforts to communicate and coordinate such activities with the Board to ensure such activities do not materially interfere with performance of the Executive’s duties for the Company and/or its Affiliates., with the understanding that such duties, and the interests of the Company and its Affiliates, shall at all times remain the Executive’s highest business priority.

SECTION IV
COMPENSATION, BENEFITS, AND PERQUISITES

For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive, officer, director or committee member, the Executive shall be compensated as follows:

4.1. Base Salary

During the Period of Employment, the Company shall pay the Executive a monthly base salary (“Base Salary”) of $125,000, prorated for any partial months.  The Base Salary shall not be reduced during the Period of Employment and will be paid in accordance with the Company’s regular payroll practices, subject to such payroll withholdings and deductions as may be required by law.

4.2. Equity Grant

On or as soon as administratively practicable after the Effective Date, the Company shall grant to the Executive an award of 146,198 Restricted Stock Units (“RSUs”) under the Company’s 2024 Equity Incentive Plan. One ninth (1/9th) of the RSUs shall vest, subject to the Executive’s continued employment with the Company, at the end of each month during the Period of Employment. Notwithstanding the foregoing, as a condition of the receipt of the RSUs, the Executive will be required to execute an award agreement, and the award shall be subject in all respects to the vesting, settlement and other terms and conditions as set forth in the award agreement, consistent with the terms generally applicable to restricted stock units granted to other senior executive officers of the Company. Except as set forth in Section 6.1.2 below, any unvested RSUs shall be forfeited upon the termination of the Executive’s employment.

4.3. Benefits and Perquisites

The Executive will be entitled to participate in all compensation, health, welfare, perquisite and other employee benefit plans and programs for which similarly situated salaried employees of the Company are generally eligible under any plan or program now or later established by the Company, on the same terms and conditions as such plans and programs are provided to other similarly situated salaried employees. All Company coverage, benefits and plans are subject to the right of the Company to amend or terminate such coverage, benefits and plans from time to time, and subject to the specific eligibility and participation requirements of each such plan.

4.4. Indemnity

4.4.1. To the extent that the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available thereunder for any Company director or officer. The Company shall indemnify and hold harmless the Executive to the maximum extent permitted under applicable law and by the Company’s bylaws for acts undertaken in good faith in the course of the Executive’s duties and responsibilities hereunder during the Period of Employment on the same terms and conditions provided to other executive officers of the Company.

4.4.2.  In the event of any claim for indemnification pursuant to this Section 4.4 (each, a “Claim”), the Executive agrees to promptly notify the Company in writing of any such Claim (and shall provide to the Company all documentation relating to any such Claim). The Company shall have the option, except in the event of a conflict of interest, to conduct and control the defense of any Claim for which indemnification is sought through counsel of its own choosing, and the Executive agrees to fully cooperate with such defense.  If there is a conflict of interest in a matter for which the Company is obligated to provide indemnification, the Company will pay reasonable attorneys’ fees, costs, and expenses as they are incurred by the Executive in retaining separate counsel in connection therewith, subject to the Company’s receipt of appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which reimbursement is being sought.  Notwithstanding the foregoing, the Executive’s entitlement to indemnification pursuant to this Section 4.4 shall be subject to the terms, conditions and limitations set forth in the applicable Company insurance policies and the Company’s bylaws, including, without limitation, the Executive’s execution of any agreements and/or undertakings required thereunder.

SECTION V
BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable, customary and necessary travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s submission of satisfactory supporting documentation substantiating such expenses, and otherwise in accordance with the Company’s Travel and Expense Policy and other applicable policies as in effect from time to time.

SECTION VI
EFFECT OF TERMINATION OF EMPLOYMENT

Except as otherwise set forth herein:

6.1. If the Executive’s employment terminates due to a Without Cause Termination (as such term is hereafter defined in this Agreement), the Company agrees as follows:

6.1.1. The Executive shall be entitled to receive (a) the Executive’s accrued Base Salary then in effect through the Date of Termination, (b) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with applicable Company policy and Section V herein, and (c) all other payments and benefits the Executive may be entitled to receive under the terms of any applicable employee benefit plan or program of the Company in which the Executive participates, if any, in accordance with the terms of such employee benefit plans (the “Accrued Obligations”);

6.1.2. Subject to Section 6.4, any unvested RSUs shall fully vest effective as of the Date of Termination;

6.1.3. Subject to Section 6.4, if the Executive’s employment is terminated due to a Without Cause Termination prior to the expiration of the Initial Period, the Company shall pay the Executive severance payments in the form of the Executive’s continued Base Salary through the end of the Initial Period in accordance with the Company’s normal payroll policies; and

6.1.4. Subject to Section 6.4, if the Executive and Company do not mutually agree to enter into a permanent Chief Executive Officer agreement during or following the end of the Period of Employment, the Company agrees that it will enter into a consulting arrangement with the Executive the terms of which shall be negotiated in good faith but shall provide for a guaranteed minimum 12-month consulting period and $50,000 per month consulting fee subject to the terms and conditions set forth in the final agreement.

6.2. If the Executive’s employment terminates due to a Termination for Cause, as hereinafter defined, the Company will pay the Executive the Accrued Obligations defined in Section 6.1.1. No other payments will be made, and the Company will not be obligated to provide any other benefits to or on behalf of the Executive. Notwithstanding the foregoing, if the Executive’s employment terminates due to a Termination for Cause, and it is later determined by a court of competent jurisdiction in a final, non-appealable judgment that no basis existed for a Termination for Cause, the Executive’s termination shall be construed as being a Without Cause Termination, and the Executive’s remedies shall be limited to the payments and benefits set forth in Sections 6.1.2, 6.1.3 and 6.1.4 herein.

6.3. If the Executive quits, abandons employment or otherwise resigns from employment with the Company, or the Executive’s employment is terminated as a result of the Executive’s death or Disability, the Company will pay the Accrued Obligations defined in Section 6.1.1. No other payments will be made, and the Company will not be obligated to provide any other benefits to or on behalf of the Executive, except any benefits payable under plans or programs to the extent then vested and in accordance with the terms of such other plans or programs.

6.4.  The Executive’s entitlement to the payments, arrangements and benefits provided in Sections 6.1.2, 6.1.3 and 6.1.4 is subject to: (a) the Executive executing, upon termination of employment and in no event later than sixty (60) days after the Date of Termination, and not revoking within any time period provided by the Company to do so, a fully executed release of claims, in the Company’s customary form for senior executives, that fully and irrevocably releases and discharges the Company, its Affiliates and each of their directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to the Executive, except rights to indemnification under Section 4.4 hereof or such claims that may not be released by law, which release shall not impose on Executive any additional covenants or obligations beyond reaffirmations of agreements and covenants contained in this Agreement or the Confidentiality Agreement (as defined below); and (b) fully complying with the Executive’s post-employment obligations set forth in Section VIII hereof and the Confidentiality Agreement (as defined below).

6.5.  Except as otherwise expressly provided in this Agreement, upon termination of the Executive’s employment hereunder, the Company’s obligation to make any payments or provide any compensation benefits under this Agreement will cease.

6.6.  Immediately upon the termination of the Executive’s employment hereunder for any reason, the Executive will be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions the Executive holds with the Company and/or its Affiliates (if any), and, at the Company’s request, the Executive will promptly provide the Company with a formal written resignation from any such directorships, committee memberships and any other offices or positions the Executive holds with the Company and/or its Affiliates, provided that receipt of such written resignation will not be required for such deemed resignation to be effective.

SECTION VII
DEFINITIONS

For this Agreement, the following terms have the following meanings:

7.1. “Termination for Cause” means termination of the Executive’s employment by the Company due to the Executive’s: (i) failure to substantially perform the Executive’s duties hereunder (other than as a result of death or Disability or absence due to temporary illness or incapacity protected by law); (ii) dishonesty in the performance of the Executive’s duties (other than de minimis acts or omissions); (iii) indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony or a misdemeanor involving moral turpitude, but expressly excluding any vehicular crimes not involving bodily harm; (iv) willful malfeasance or willful misconduct in connection with the performance of the Executive’s duties hereunder (other than de minimis acts or omissions); (v) illicit act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates; (vi) material breach of this Agreement, the Confidentiality Agreement (as defined below) or any other written agreement between the Executive, on the one hand, and the Company or any of its Affiliates, on the other hand, including the Executive’s material breach of any representation, warranty or covenant made under any such agreement; (vii) act or omission which violates the Company’s then existing material written internal policies or procedures; (viii) knowing and intentional failure to comply with applicable laws in connection with the performance of Executive’s duties hereunder; (ix) falsification of Company records or engaging in theft, fraud, embezzlement or other conduct which is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates; (x) material failure to comply with reasonable written directives of the Board that are consistent with Executives position; (xi) material failure to reasonably cooperate with any investigation authorized by the Board; or (xii) commission of any act which constitutes a breach of fiduciary or other common-law duty owed to the Company or any of its Affiliates.    The Date of Termination for a Termination for Cause shall be the effective date of termination of employment as set forth in a written notice to the Executive; provided, however, that termination of the Executive’s employment by the Company pursuant to clauses (i), (vi), (vii), (x) or (xi) will not constitute a “Termination for Cause” unless the Executive has received written notice from the Company stating the nature of such breach and affording the Executive an opportunity to correct fully the act(s) or omission(s), if such breach is capable of correction, described in such notice within ten (10) days following the Executive’s receipt of such notice. Notwithstanding the foregoing, (a) no conduct shall be considered “willful” or “intentional” if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Company and had no reasonable cause to believe that the Executive’s conduct was in violation of the relevant policy, directive, regulation or law; and (b) any act or failure to act that is based upon a directive of the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

7.2. “Without Cause Termination” means termination of the Executive’s employment by the Company other than due to Termination for Cause or as a result of Executive’s death or Disability. The Date of Termination for a Without Cause Termination shall be the effective date of termination of employment as set forth in a written notice to the Executive.

7.3. “Disability” means that the Executive has been unable, for ninety (90) consecutive days, or for any period aggregating one hundred and twenty (120) days in any consecutive twelve (12)-month period, with or without reasonable accommodation, consistent with applicable law, as the case may be, to perform a substantial portion of Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined by a medical doctor reasonably selected by the Company and such determination shall be deemed to be conclusive for all purposes hereunder.  In connection with the foregoing, the Executive shall cooperate with such medical doctor, including without limitation by submitting to such medical tests and examinations as may be requested by the medical doctor.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice upon the expiration of the applicable period, and shall be effective on the fifth (5th) day after receipt of such notice by Executive (the “Disability Effective Date”), unless the Executive returns to satisfactory and continuous full-time performance of the Executive’s previous duties during such five (5)-day period (as determined in the Company’s sole discretion) before the Disability Effective Date.  Notwithstanding anything to the contrary contained herein, but subject to applicable law, if the Executive is receiving payments from any Company short-term or long-term disability plan (if any such disability plans are in place), the Executive shall not be eligible to receive, and shall not earn, any Base Salary for the period during which the Executive is receiving payments under such plans. Nothing in this Section 7.3 shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

SECTION VIII
OTHER DUTIES AND OBLIGATIONS OF THE EXECUTIVE DURING AND
AFTER THE PERIOD OF EMPLOYMENT

8.1. During the Period of Employment, the Executive will comply with all Company policies and with all applicable laws.

8.2.  As a condition of employment, the Executive agrees to read, sign, and abide by the Company’s Employee Non-Disclosure/Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement are incorporated herein by reference.

8.3.  During the Period of Employment and following the Date of Termination, the Executive agrees to cooperate fully with the Company: (a) concerning reasonable requests for information about the Company’s business or the Executive’s involvement and participation therein; (b) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed or affiliated with the Company; and (c) in connection with any investigation or review internally or externally by any federal, state or local regulatory, quasi-regulatory or self-governing authority to the extent any such investigation or review relates to events or occurrences relating to business matters or other work-related issues that transpired while the Executive was employed or affiliated with the Company. The Executive’s full cooperation shall include, but is not limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  The Executive shall, when requested by the Company or its counsel, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate the Executive’s schedule, shall provide the Executive with reasonable notice in advance of the times in which the Executive’s cooperation or assistance is requested, and shall reimburse the Executive for any reasonable expenses incurred in connection with such matters unless prohibited by law or ethical rule.

SECTION IX
WITHHOLDING TAXES; TAX MATTERS

The Company may directly or indirectly withhold from any payments under this Agreement amounts authorized by the Executive and all federal, state, local or other taxes that are required to be withheld pursuant to any law or governmental regulation. The Executive acknowledges that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described in this Agreement, that the Executive agrees to pay any federal, state, local or other taxes for which the Executive may be personally liable as a result of the benefits conferred under this Agreement, and that the Company has no obligation to achieve any certain tax results for the Executive.

SECTION X
EFFECT OF PRIOR AGREEMENTS

This Agreement (together with the Confidentiality Agreement) contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement, statements or understanding related to the subject matter hereof, including, but not limited to, any employment or similar agreement between the Company and the Executive.

SECTION XI
MODIFICATION; ASSIGNMENT

This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. Neither this Agreement nor any right or interest under this Agreement shall be assignable by the Executive, the Executive’s beneficiaries or the Executive’s legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section XI shall preclude (a) the Executive from designating a beneficiary to receive any benefits payable hereunder upon the Executive’s death or (b) the executors, administrators or other legal representatives of the Executive or the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign this Agreement without the consent of the Executive or any other person.

SECTION XII
COMPLIANCE WITH SECTION 409A

Notwithstanding any other provisions of this Agreement, to the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations (or similar guidance) thereunder. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Internal Revenue Code Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements. If the Executive is considered a “specified employee” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) at the time of any “separation from service” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) under Section 6.1 of this Agreement, a portion of the amount payable to the Executive under Section 6.1 shall be delayed for six (6) months following the Executive’s Date of Termination to the extent necessary to comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom. Any amounts payable to the Executive during such six (6) month period that are delayed due to the limitation in the preceding sentence shall be paid to the Executive in a lump sum during the seventh (7th) month following the Executive’s Date of Termination (or, if earlier, upon the Executive’s death). If, under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment. To the extent not otherwise specified in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in kind benefits to be provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In the event that this Agreement or payments hereunder shall be deemed not to be exempt from or to comply with Section 409A of the Internal Revenue Code, neither the Company, the Board, nor its or their designees or agents shall be liable to the Executive or any other persons for actions, decisions or determinations made in good faith.

SECTION XIII
GOVERNING LAW; DISPUTE RESOLUTION

This Agreement has been executed and delivered in the State of Florida and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Florida. Except for claims for injunctive relief as provided in the Confidentiality Agreement, the parties agree that, to the fullest extent permitted by applicable law, the resolution of any matter in any way arising out of, relating to, or connected with this Agreement or the Executive’s employment by the Company (or the termination thereof) shall be submitted to confidential, mandatory, binding arbitration pursuant to Section 11 of the Confidentiality Agreement.

SECTION XIV
MISCELLANEOUS

The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or the Executive’s or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The Executive acknowledges and confirms that the Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel, and fully understands all provisions of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the first date set forth above.

COMPANY:

By:	/s/ W. Kyle Green
Name: W. Kyle Green
Title: Director

EXECUTIVE:

/s/ Kevin McGurn
Kevin McGurn

Exhibit A

Yorkville Acquisition SPAC Practice:
•	Yorkville Acquisition I Corp (as founder shareholder)
•	Yorkville Acquisition 2: Texas Ventures (as founder shareholder)
•	Yorkville Acquisition 3: Blue Water (Principal Executive Officer)
•	Yorkville Acquisition 4: Yorkville International Capital Corp (Principal Executive Officer)

New America Acquisition SPAC Franchise
•	New America Acquisition I Corp (active) (Principal Executive Officer)
•	New America Acquisition II Corp (future)

McGurn Advisors, LLC
•	Sono Group NV - Bitcoin DAT (Advisory Board position)